EXHIBIT 10.01
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                                LETTER AGREEMENT

     NanoPierce Technologies, Inc. ("NanoPierce") and Xact Resources International, Inc. ("Xact"), for good and valuable consideration hereby enter into this Letter Agreement; and

     WHEREAS, the parties seek to enter into a limited liability company for the purpose of producing, marketing and selling a product known as YBG-2000; and

     WHEREAS, NanoPierce has the ability to raise the funds necessary to bring the project to fruition and Xact has the legal rights and technical ability to produce, market and sell the project; and

     WHEREAS, Xact has the need for temporary funding to go forward with the project and it is the intent of NanoPierce to provide that funding in return for the exclusive ability to raise the total of $1,500,000.00 required to become a 50 percent unit holder of the limited liability company

     NOW THEREFORE, for good and valuable consideration the parties agree to the following:

     1. On October 1, 2004, NanoPierce shall cause to be delivered via wire transfer temporary funding in the amount of $75,000.00 to the corporate account of Xact.

     2. Thereafter, NanoPierce shall have the exclusive right for a period of 30 days to raise the balance of $1,500,000.00 for the purpose of purchasing a 50 percent interest in the limited liability company. In the event that NanoPierce is unable to provide the balance of the financing as agreed within 30 days, or for a reasonable extension thereof in the event that NanoPierce can provide reasonable proof that funding is imminent but unintentionally delayed, no sooner than 30 days after the date of funding or any written extension thereof has passed, NanoPierce may give written notice demanding return of the $75,000.00 in temporary funding within 90 days from the date of delivery of the notice.

     3. The parties agree that a formal operating agreement for the limited liability company is not finalized and that this Letter Agreement imposes not greater rights on either party than as set forth herein. However, the parties agree that the final operating agreement, when and if executed, shall set forth an ownership arrangement that is Fifty/Fifty between the parties hereto and that Neal Bartoletta and Paul H. Metzinger or their assigns shall be the initial managers and that Neal Bartoletta shall act as President, Chief Executive Officer and shall have operational authority and run the day to day business of the limited liability company.

     4. Xact shall have no right to cancel this Letter of Intent during the exclusive thirty (30) day funding period or any mutually agreed reasonable extension.

     5. Upon failure to fund by NanoPierce and repayment of temporary funding by Xact, NanoPierce shall no long have an exclusive right to fund and purchase an interest in the limited liability company.


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     6.     Any dispute regarding this agreement will be placed into arbitration at  the  home  location  of  the  party  against  whom  arbitration  is  sought.

     7. This agreement may be signed and executed by facsimile and shall remain valid.


     AGREED TO this 1st day of October, 2004.



NanoPierce Technologies, Inc.                 Xact Resources International, Inc.




By: /s/ Paul H. Metzinger                     By: /s/ Neal Bartoletta
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    Paul H. Metzinger, President                  Neal Bartoletta, President


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